    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1997



                                                      REGISTRATION NO. 333-37565

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                     CRESCENT REAL ESTATE EQUITIES COMPANY

             (Exact Name of Registrant as Specified in Its Charter)



                    TEXAS                                        52-1862813
         (State or Other Jurisdiction                         (I.R.S. Employer
      of Incorporation or Organization)                     Identification No.)


                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-0477

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)


                             ---------------------

                               GERALD W. HADDOCK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     CRESCENT REAL ESTATE EQUITIES COMPANY
                          777 MAIN STREET, SUITE 2100
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-0477

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)


                             ---------------------

                                   Copies to:

           ROBERT B. ROBBINS, ESQ.                          DAVID M. DEAN, ESQ.
           SYLVIA M. MAHAFFEY, ESQ.                CRESCENT REAL ESTATE EQUITIES COMPANY
      SHAW, PITTMAN, POTTS & TROWBRIDGE                 777 MAIN STREET, SUITE 2100
             2300 N STREET, N.W.                          FORT WORTH, TEXAS 76102
            WASHINGTON, D.C. 20037

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of the Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997

PROSPECTUS

                                6,110,000 SHARES

                                [CRESCENT LOGO]

                                 COMMON SHARES

                            ------------------------

     All of the common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of Crescent Real Estate Equities Company ("Crescent Equities") offered hereby (the "Offering") are being offered by the Selling Shareholders identified herein. See "Selling Shareholders." Crescent Equities will not receive any of the proceeds from the sale of the Common Shares offered hereby. The Common Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "CEI."

     The sale or distribution of all or any portion of the Common Shares offered hereby may be effected from time to time by the Selling Shareholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any national securities exchange on which the Common Shares are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution."

     SEE "RISK FACTORS" AT PAGE 2 HEREIN FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
           EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1997

                                  THE COMPANY

     On December 31, 1996, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The term "Company" includes, unless the context otherwise requires, Crescent Equities, the Predecessor Corporation, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and the other subsidiaries of Crescent Equities.


     The Company is a fully integrated real estate company, operated as a real estate investment trust for federal income tax purposes (a "REIT"), which, as of October 24, 1997, owned a portfolio of real estate assets (the "Properties") that included 78 office properties (the "Office Properties") with an aggregate of approximately 26.6 million net rentable square feet, approximately 90 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), five full-service hotels with a total of 1,900 rooms and two destination health and fitness resorts that can accommodate up to 442 guests daily (collectively, the "Hotel Properties"), the real estate mortgages and non-voting common stock in five residential development corporations (the "Residential Development Corporations") and seven retail properties (the "Retail Properties") with an aggregate of approximately 771,000 net rentable square feet. The Office Properties and the Retail Properties are located primarily in 21 metropolitan submarkets in Texas and Colorado.


     The Company owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its Properties, through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. The structure of the Company is designed to facilitate and maintain its qualification as a REIT and to permit persons contributing Properties (or interests therein) to the Company to defer some or all of the tax liability that they otherwise might incur.


     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 877-0477.


                                  RISK FACTORS

     Prospective investors should carefully consider the following summary information in conjunction with the other information contained in this Prospectus before purchasing Securities.

CONCENTRATION OF ASSETS

     A significant portion of the Company's assets are, and revenues are derived from, Properties located in the metropolitan areas of Dallas-Fort Worth and Houston, Texas. Due to this geographic concentration, any deterioration in economic conditions in the Dallas-Fort Worth or Houston metropolitan areas or other geographic markets in which the Company in the future may acquire substantial assets could have a substantial effect on the financial condition and results of operations of the Company.

RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW ASSETS

     From the closing of the Company's initial public offering in May 1994 through September 30, 1997, the Company has experienced rapid growth, increasing its total assets by approximately 940 percent. There can be no assurance that the Company will be able to manage its growth effectively and the failure to do so may have a material adverse effect on the financial condition and results of operations of the Company.

PURCHASES FROM FINANCIALLY DISTRESSED SELLERS

     Implementation of the Company's strategy of investing in real estate assets in distressed circumstances has resulted in the acquisition of certain Properties from owners that were in poor financial condition, and such strategy is expected to result in the purchase of additional properties under similar circumstances in the future. In addition to general real estate risks, properties acquired in distress situations present risks related to inadequate maintenance, negative market perception and continuation of circumstances which precipitated the distress originally.

CHANGE IN POLICIES

     The Board of Trust Managers provides guidance to the senior management of the Operating Partnership regarding the Company's operating and financial policies and strategies, including its policies and strategies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions. These policies and strategies may be revised, from time to time, without shareholder approval. Changes in the Company's policies and strategies could adversely affect the Company's financial condition and results of operations. In addition, the Company has the right and intends to acquire additional real estate assets pursuant to and consistent with its investment strategies and policies without shareholder approval.

POSSIBLE ADVERSE CONSEQUENCES OF OWNERSHIP LIMIT

     The limitation on ownership of Common Shares set forth in the Company's Restated Declaration of Trust (the "Declaration of Trust") could have the effect of discouraging offers to acquire the Company and of inhibiting or impeding a change in control and, therefore, could adversely affect the shareholders' ability to realize a premium over the then-prevailing market price for the Common Shares in connection with such a transaction.

RELIANCE ON KEY PERSONNEL

     The Company is dependent on the efforts of Mr. Richard E. Rainwater, Chairman of the Board of Trust Managers, and other senior management personnel. While the Company believes that it could find replacements for these key executives, the loss of their services could have an adverse effect on the operations of the Company. Mr. Rainwater has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. John C. Goff, Trust Manager and Vice Chairman of the Board of Trust Managers, and Gerald W. Haddock, President, Chief Executive Officer and Trust Manager, have entered into employment agreements with the Company, and each of Messrs. Rainwater, Goff and Haddock has entered into a noncompetition agreement with the Company. The Company has not obtained key-man insurance for any of its senior management personnel.

RISKS RELATING TO QUALIFICATION AND OPERATION AS A REIT

     The Company intends to continue to operate in a manner so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). A qualified REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders, so long as it distributes at least 95 percent of its taxable income currently and satisfies certain other highly technical and complex requirements. Unlike many REITs, which tend to make only one or two types of real estate investment, the Company invests in a broad range of real estate products, and certain of its investments are more complicated than those of other REITs. As a result, the Company is likely to encounter a greater number of interpretative issues under the REIT qualification rules, and more such issues which lack clear guidance, than are other REITs. The Company, as a matter of policy, regularly consults with outside tax counsel in structuring its new investments. The Company has received an opinion from Shaw, Pittman, Potts & Trowbridge ("Tax Counsel") that the Company qualified as a REIT under the Code for its taxable years ending on or before December 31, 1996, is organized in conformity with the requirements for qualification as a REIT under the Code and its proposed manner of operation will enable it to continue to meet the requirements for qualification as a REIT. However, this opinion is based upon certain representations made by the Company and the Operating Partnership and upon existing law, which is subject to change, both retroactively and prospectively, and to possibly different interpretations. Furthermore, Tax Counsel's opinion is not binding upon either the Internal Revenue Service or the courts. Because the Company's qualification as a REIT in its current and future taxable years depends upon its meeting the requirements of the Code in future periods, no assurance can be given that the Company will continue to qualify as a REIT in the future. If, in any taxable year, the Company were to fail to qualify as a REIT for federal income tax purposes, it would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for federal income tax purposes for the four taxable years following the year during which the qualification was lost. The additional tax liability resulting from the failure to so qualify would significantly reduce the amount of funds available for distribution to shareholders.

RISKS RELATING TO DEBT

     The Company's organizational documents do not limit the level or amount of debt that it may incur. It is the Company's current policy to pursue a strategy of conservative use of leverage, generally with a ratio of debt to total market capitalization targeted at approximately 40 percent, although this policy is subject to reevaluation and modification by the Company and could be increased above 40 percent. The Company has based its debt policy on the relationship between its debt and its total market capitalization, rather than the book value of its assets or other historical measures that typically have been employed by publicly traded REITs, because management believes that market capitalization more accurately reflects the Company's ability to borrow money and meet its debt service requirements. Market capitalization is, however, more variable than book value of assets or other historical measures. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Company.

RISKS RELATING TO CONTROL OF CERTAIN PROPERTIES

     Hotel Risks. The Company has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc. ("COI"), and such subsidiaries, rather than the Company, are entitled to exercise all rights of the owner of the respective hotel. The Company will receive both base rent and a percentage of gross sales above a certain minimum level pursuant to the leases, which expire between 2004 and 2007. As a result, the Company will participate in the economic operations of the Hotel Properties only through its indirect participation in gross sales. To the extent that operations of the Hotel Properties may affect the ability of such subsidiaries to pay rent, the Company also may indirectly bear the risks associated with any increases in expenses. Each of the Hotel Properties is managed pursuant to a management agreement. The amount of rent payable to the Company under the leases with respect to the Hotel Properties will depend on the ability of such subsidiaries and the managers of the Hotel Properties to maintain and increase revenues from the Hotel Properties. Accordingly, the Company's results of operations will be affected by such factors as changes in general economic conditions, the level of demand for rooms and related services at the Hotel Properties, the ability of the subsidiaries and the managers of the Hotel Properties to maintain and increase gross revenues at the Hotel Properties, competition in the hotel industry and other factors relating to the operation of the Hotel Properties. In addition, the Company expects, in accordance with the terms of an intercompany agreement between the Company and COI (the "Intercompany Agreement"), to lease any hotel properties that it may acquire in the future to COI (or a subsidiary or subsidiaries) which, as lessees of any such hotel properties, will be entitled to exercise all rights of the owner. See "-- Real Estate Risks Specific to the Company's Business -- Potential Conflicts of Interest."

     Lack of Control of Residential Development Corporations. The Company is not able to elect the boards of directors of the Residential Development Corporations, and does not have the authority to control the management and operation of the Residential Development Corporations. As a result, the Company does not have the right to control the timing or amount of dividends paid by the Residential Development Corporations and, therefore, does not have the authority to require that funds be distributed to it by any of these entities.

GENERAL REAL ESTATE RISKS

     Uncontrollable Factors Affecting Performance and Value. The economic performance and value of the Company's real estate assets will be subject to all of the risks incident to the ownership and operation of real estate. These include the risks normally associated with changes in general national, regional and local economic and market conditions. Such local real estate market conditions may include excess supply and competition for tenants, including competition based on rental rates, attractiveness and location of the property and quality of maintenance, insurance and management services. In addition, other factors may affect the performance and value of a property adversely, including changes in laws and governmental regulations (including those governing usage, zoning and taxes), changes in interest rates (including the risk that increased interest rates may result in decreased sales of lots in the Residential Development Properties) and the availability of financing.

     Illiquidity of Real Estate Investments. Because real estate investments are relatively illiquid, the Company's ability to vary its portfolio promptly in response to economic or other conditions will be limited. In addition, certain significant expenditures, such as debt service (if any), real estate taxes, and operating and maintenance costs, generally are not reduced in circumstances resulting in a reduction in income from the investment. The foregoing and any other factor or event that would impede the ability of the Company to respond to adverse changes in the performance of its investments could have an adverse effect on the Company's financial condition and results of operations.

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous or toxic substances released on or in its property, as well as certain other costs relating to hazardous or toxic substances. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. The presence of, or the failure to remediate properly, such substances, when released, may adversely affect the owner's ability to sell the affected real estate or to borrow using such real estate as collateral. Such costs or liabilities could exceed the value of the affected real estate. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the Properties and the Company is not aware of any other environmental condition with respect to any of the Properties that management believes would have a material adverse effect on the Company's business, assets or results of operations. Prior to the Company's acquisition of its Properties, independent environmental consultants conducted or updated Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) on the Properties. None of these Phase I assessments or updates revealed any materially adverse environmental condition not known to the Company or the independent consultants preparing the assessments. There can be no assurance, however, that environmental liabilities have not developed since such environmental assessments were prepared, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

REAL ESTATE RISKS SPECIFIC TO THE COMPANY'S BUSINESS

     Investment Risks. In implementing its investment strategies, the Company has invested in a broad range of real estate assets, and in the future, may invest in additional types of real estate assets not currently included in its portfolio. There can be no assurance, however, that the Operating Partnership will be able to implement its investment strategies successfully in the future. As a result of its real estate investments, the Operating Partnership will be subject to risks, in addition to general real estate risks, relating to the specific assets and asset types in which it invests. For example, the Operating Partnership is subject to risks that, upon expiration, leases for space in the Office Properties and Retail Properties may not be renewed, the space may not be re-leased, or the terms of renewal or re-lease (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In addition, the Company is subject to risks relating to the Behavioral Healthcare Facilities, including the effect of any failure of the tenant to make required lease payments (which equal more than 10% of the Company's current base rental revenues), the effects of factors, such as regulation of the healthcare industry and limitations on government disbursement programs, on the ability of the tenant to make the required lease payments, and the limited number of replacement tenants in

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

the event of default under, or non-renewal of, the lease. Similarly, the Company is subject to the risk that the success of its investment in the Hotel Properties will be highly dependent upon the ability of the Hotel Properties to compete in such features as access, location, quality of accommodations, room rate structure and, to a lesser extent, the quality and scope of other amenities such as food and beverage facilities.

     Risks of Joint Ownership of Assets. The Company has the right to invest in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT.

     Potential Conflicts of Interest. The Company has entered into the Intercompany Agreement with COI pursuant to which each has agreed to provide the other with rights to participate in certain transactions. The certificate of incorporation of COI, as amended and restated, generally prohibits COI, for so long as the Intercompany Agreement remains in effect, from engaging in activities or making investments that a REIT could make, unless the Operating Partnership was first given the opportunity but elected not to pursue such activities or investments. In addition, subsidiaries of COI are the lessees of each of the Hotel Properties, and COI owns a 50% interest in the entity which is the lessee of the Behavioral Healthcare Facilities and the Company's largest tenant in terms of current base rental. Richard E. Rainwater and John C. Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and COI, and Gerald W. Haddock also serves as President, Chief Executive Officer and a director of COI, and serves as President, Chief Executive Officer and a trust manager of the Company. As of September 30, 1997, senior management and the trust managers of the Company beneficially owned approximately 17.2% of the Company's common equity (consisting of Common Shares and Units, including vested options to purchase Common Shares and Units) and approximately the same percentage of the outstanding common stock of COI. The common management and ownership among these entities may lead to conflicts of interest in connection with transactions between the Operating Partnership and COI.

                              RECENT DEVELOPMENTS


COMPLETED INVESTMENTS



     The following briefly describes the Company's Property acquisitions completed during the period from June 30, 1997 through October 28, 1997, which are not described in a previously filed Form 8-K.


     The Woodlands Corporation. On July 31, 1997, the Company and certain Morgan Stanley funds (the "Morgan Stanley Group") acquired The Woodlands Corporation, a subsidiary of Mitchell Energy Corporation, for approximately $543 million. In connection with the acquisition, the Company and the Morgan Stanley Group made equity investments of approximately $80 million and $109 million, respectively. The remaining approximately $354 million and associated acquisition and financing costs of approximately $15 million were financed by the two limited partnerships, described below, through which the investment was made. The Woodlands Corporation was the principal owner, developer and operator of The Woodlands, an approximately 27,000-acre, master-planned residential and commercial community located 27 miles north of downtown Houston, Texas. The Woodlands, which is approximately 50% developed, includes a shopping mall, retail centers, office buildings, a hospital, club facilities, a community college, a performance pavilion and numerous other amenities.

     The acquisition was made through The Woodlands Commercial Properties Company, L.P. ("Woodlands-CPC"), a limited partnership in which the Morgan Stanley Group holds a 57.5% interest and the Company holds a 42.5% interest, and the Woodlands Land Development Company, L.P. ("Woodlands-LDC"), a limited partnership in which the Morgan Stanley Group holds a 57.5% interest and a newly formed Residential Development Corporation, The Woodlands Land Company, Inc. ("WLC"), holds a 42.5%

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

interest. The Company currently owns all of the non-voting common stock, representing a 95% economic interest in WLC and, effective September 29, 1997, COI owns all of the voting common stock, representing a 5% economic interest, in WLC. The Company is the managing general partner of Woodlands-CPC and WLC is the managing general partner of Woodlands-LDC.

     In connection with the acquisition, Woodlands-CPC acquired The Woodlands Corporation's 25% general partner interest in the partnerships that own approximately 1.2 million square feet of Office and Retail Properties in The Woodlands. The Company previously held a 75% limited partner interest in each of these partnerships and, as a result of the acquisition, the Company's indirect economic ownership interest in these Properties increased to approximately 85%. The other assets acquired by Woodlands-CPC include a 364-room executive conference center, a private golf and tennis club serving approximately 1,600 members and offering 81 holes of golf, and approximately 400 acres of land that will support commercial development of more than 3.5 million square feet of office, multi-family, industrial, retail and lodging properties. In addition, Woodlands-CPC acquired The Woodlands Corporation's general partner interests, ranging from one to 50 percent, in additional office and retail properties and in multi-family and light industrial properties. Woodlands-LDC acquired approximately 6,400 acres of land that will support development of more than 20,000 lots for single-family homes and approximately 2,500 acres of land that will support more than 21.5 million net rentable square feet of commercial development. The executive conference center, including the golf and tennis club and golf courses, is operated and leased by a wholly owned subsidiary of a partnership owned 42.5% by a subsidiary of COI and 57.5% by the Morgan Stanley Group.

     Desert Mountain. On August 29, 1997, the Company acquired, through a newly formed Residential Development Corporation, Desert Mountain Development Corporation ("DMDC"), the majority economic interest in Desert Mountain Properties Limited Partnership ("DMPL"), the partnership that owns Desert Mountain, a master-planned, luxury residential and recreational community in northern Scottsdale, Arizona. The partnership interest was acquired from a subsidiary of Mobil Land Development Corporation for approximately $235 million. The sole limited partner of DMPL is Sonora Partners Limited Partnership ("Sonora") whose principal owner is Lyle Anderson, the original developer of Desert Mountain. A portion of Sonora's interest in DMPL is exchangeable for Common Shares of the Company. Sonora currently owns a 7% economic interest in DMPL, and DMDC, which is the sole general partner of DMPL, owns the remaining 93% economic interest. The Company owns all of the non-voting common stock, representing a 95% economic interest, and, effective September 29, 1997, COI owns all of the voting common stock, representing a 5% economic interest, in DMDC. The Company also holds a residential development property mortgage on Desert Mountain. DMPL has entered into an advisory agreement with the Lyle Anderson Company pursuant to which Mr. Anderson provides advisory services in connection with the operation and development of Desert Mountain.

     Desert Mountain is an 8,300-acre property that is zoned for the development of more than 4,500 lots, approximately 1,500 of which have been sold. However, the current plans for Desert Mountain contemplate limiting development in order to maintain the exclusive nature of the community. Desert Mountain also includes The Desert Mountain Club, a private golf, tennis and fitness club serving over 1,600 members. The club offers four Jack Nicklaus signature 18-hole golf courses, including Cochise, site of the Senior PGA Tour's The Tradition golf tournament.


     U.S. Home Building. On October 15, 1997, the Company acquired the U.S. Home Building, a 21-story Class A office building located in the West Loop/Galleria suburban office submarket of Houston, Texas, for approximately $45.0 million. The U.S. Home Building is located approximately five miles west of downtown Houston and approximately 2.5 miles west of the Company's Greenway Plaza properties. Built in 1982, the building is located on approximately 1.9 acres and contains approximately 400,000 net rentable square feet. Major tenants of the U.S. Home Building include U.S. Home Corporation and Nextel Communications, Inc.



NOTE OFFERING


     On September 22, 1997, the Operating Partnership completed a private offering of senior unsecured Notes (the "Notes") in an aggregate principal amount of $400,000,000. The Notes were issued in two series, the 6 5/8% Notes due 2002 (the "2002 Notes") and the 7 1/8% Notes due 2007 (the "2007 Notes"). The 2002 Notes were issued in an aggregate principal amount of $150,000,000, bear interest at a rate of 6 5/8% per annum payable semi-annually in arrears and mature on September 15, 2002. The 2007 Notes were issued in an aggregate principal amount of $250,000,000, bear interest at a rate of 7 1/8% per annum payable semi-annually in arrears and mature on September 15, 2007. The interest rate on the Notes is subject to temporary increase by 50 basis points in the event that a registered offer to exchange the Notes for notes of the Operating Partnership with terms identical in all material respects to the Notes is not consummated or a shelf registration statement with respect to the resale of the Notes is not declared effective by the Securities and Exchange Commission (the "Commission") on or before the 180th day following the date of original issuance of the Notes. The interest rate on the Notes also is subject to temporary or permanent increase by 37.5 basis points in the event that, within the period from the date of original issuance of the Notes to the first anniversary of original issuance, the Notes are not assigned, or do not retain, an investment grade rating (as defined in the Notes) by specified rating agencies. These adjustments may apply simultaneously.

     The Notes are redeemable, in whole or in part, at the option of the Operating Partnership upon payment of principal, accrued and unpaid interest and the premium specified in the Notes. The Notes also contain certain covenants, including limitations on the ability of the Operating Partnership and its subsidiaries to incur additional debt, other than certain intercompany debt that is subordinate to payment of the Notes, unless certain asset and income tests are satisfied.

FINANCING ACTIVITIES

     On September 22, 1997, the Company's line of credit from a consortium of banks led by BankBoston, N.A. (the "Credit Facility") was increased to $450 million to enhance the Company's financial flexibility in making new real estate investments. Concurrently with such increase, the interest rate on advances under the Credit Facility was decreased from the Eurodollar rate plus 138 basis points to the Eurodollar rate plus 120 basis points. The Credit Facility is unsecured and expires in June 2000.

                                USE OF PROCEEDS

     This Prospectus relates to Common Shares being offered and sold for the accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Common Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING SHAREHOLDERS

     This Prospectus relates to the offer and sale from time to time of up to 6,110,000 Common Shares (the "Shares"). The Shares are offered by (i) UBS Securities (Portfolio) LLC, a Delaware limited liability company ("UBS-Portfolio"), as to 4,700,000 of the Shares and (ii) Union Bank of Switzerland, London Branch ("UBS-LB"), acting through its agent, UBS Securities LLC ("UBS-Securities"), as to 1,410,000 of the Shares (each, individually, a "Selling Shareholder," and both collectively, the "Selling Shareholders"). It is unknown if, when, or in what amounts a Selling Shareholder may offer the Shares for sale. There is no assurance that the Selling Shareholders will sell any or all of the Shares offered hereby.

     This Prospectus has been prepared pursuant to the Company's obligations under that certain Purchase Agreement, dated August 11, 1997, by and among Crescent Equities, UBS-Portfolio and UBS-LB (the "Purchase Agreement"). In accordance with the Purchase Agreement, which contains customary representations and warranties relating to the Company, this Prospectus (and the registration statement of which it is a part) relates to sales of the Shares by the Selling Shareholders, subject to the terms and conditions set forth in the Purchase Agreement.

     In addition, in the Purchase Agreement, the Company has agreed to indemnify the several Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Selling Shareholders may be required to make in respect thereof. Insofar as indemnification of the Selling Shareholders for liabilities arising under the

Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Because the Selling Shareholders may offer all or some of the Shares pursuant to the Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Shareholders after completion of the Offering, no estimate can be given as to the principal amount of the Shares that will be held by the Selling Shareholders after completion of the Offering.


     Neither Selling Shareholder has held any position or office or held any other material relationship with the Company or any of its affiliates within the past three years, other than (a) UBS-Portfolio, which purchased 4,700,000 Common Shares from the Company for approximately $148 million (at a price per share equal to the last reported sale price of the Common Shares on the date of execution of the Purchase Agreement) pursuant to the Purchase Agreement; and (b) UBS-LB, which does not currently own any Common Shares, but which entered into a forward stock purchase agreement with the Company on August 12, 1997, pursuant to which the Company has committed to purchase from UBS-LB 4,700,000 Common Shares in exchange for cash or Common Shares. In addition, UBS-Securities received from the Company a placement fee equal to 2% of the gross proceeds of the offering to UBS-Portfolio.


     The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Shares offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholders are not expected to exceed normal selling expenses for sales. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

     The following chart shows, according to the Company's records, the number of Common Shares currently held by each Selling Shareholder and the number of Shares of each Selling Shareholder being offered hereby:

                                                  COMMON SHARES
                                                   BENEFICIALLY       NUMBER OF
                    NAME OF                       OWNED PRIOR TO    SHARES OFFERED
              SELLING SHAREHOLDER                    OFFERING           HEREBY
              -------------------                 --------------    --------------
UBS Securities (Portfolio) LLC..................     4,700,000        4,700,000
Union Bank of Switzerland, London Branch........            --        1,410,000
                                                     ---------        ---------
          Total.................................     4,700,000        6,110,000

                              PLAN OF DISTRIBUTION

     The sale or distribution of all or any portion of the Shares may be effected from time to time by the Selling Shareholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other national securities exchange on which the Common Shares are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. It is anticipated that the Selling Shareholders will sell their Shares principally to or through UBS-Securities, a registered broker-dealer that is an affiliate of the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares.

     The methods by which the Shares may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers,
(v) pro rata distributions as part of the liquidation and winding up of the affairs of the Selling Shareholders, and (vi) privately negotiated transactions. The Selling Shareholders may from time to time deliver all or a portion of the Shares to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The Selling Shareholders and the broker-dealers participating in the distribution of the Shares may be deemed "underwriters" within the meaning of the Securities Act and any profit on the sale of the Shares by the Selling Shareholders and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. Underwriters, brokers, dealers or agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The Selling Shareholders may sell all or any portion of the Shares in reliance upon Rule 144 under the Securities Act. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     The Company will pay all expenses in connection with the registration of the Shares. The Selling Shareholders will pay for any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the Shares.

     Shares not sold pursuant to the registration statement on Form S-3 of which this Prospectus is a part (the "Registration Statement") may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose Shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Shares which does not exceed the greater of one percent of the Company's outstanding Common Shares or the average weekly reported trading volume of the Company's Common Shares during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Shares by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without any volume limitation.

Therefore, both during and after the effectiveness of the Registration Statement, sales of the Shares may be made by the Selling Shareholders pursuant to Rule 144.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the NYSE and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission the Registration Statement, of which this Prospectus is a part, under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Shares, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed under the Exchange Act by the Company (Exchange Act file number 1-13038) with the Commission and are incorporated herein by reference:

 (1) The Registration Statement on Form 8-B filed on March 24, 1997 registering the Common Shares of the Company under Section 12(b) of the Exchange Act.

 (2) The Proxy Statement in connection with the Company's 1997 Annual Meeting of Stockholders.

 (3) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on April 30, 1997 and May 16, 1997.

 (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

 (5) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended on August 28, 1997.

 (6) The Company's Current Report on Form 8-K dated January 29, 1997 and filed March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997.

 (7) The Company's Current Report on Form 8-K dated February 28, 1997 and filed March 17, 1997, as amended on March 21, 1997.

 (8) The Company's Current Report on Form 8-K dated April 9, 1997 and filed April 10, 1997, as amended on April 24, 1997.

 (9) The Company's Current Report on Form 8-K dated April 22, 1997 and filed April 24, 1997.

(10) The Company's Current Report on Form 8-K dated May 8, 1997 and filed May 12, 1997.


(11) The Company's Current Report on Form 8-K dated June 20, 1997 and filed September 30, 1997, as amended on October 1, 1997.



(12) The Company's Current Report on Form 8-K dated July 22, 1997 and filed July 23, 1997.



(13) The Company's Current Report on Form 8-K dated August 11, 1997 and filed August 13, 1997.



(14) The Company's Current Report on Form 8-K dated September 22, 1997 and filed September 22, 1997.



(15) The Company's Current Report on Form 8-K dated September 22, 1997 and filed September 30, 1997, as amended on October 1, 1997.



(16) The Company's Current Report on Form 8-K dated September 28, 1997 and filed October 27, 1997.



(17) The Company's Current Report on Form 8-K dated September 30, 1997 and filed September 30, 1997, as amended on October 1, 1997.



(18) The Company's Current Report on Form 8-K dated September 30, 1997 and filed October 1, 1997, as amended on October 9, 1997.



(19) The Company's Current Report on Form 8-K dated October 8, 1997 and filed October 14, 1997.



(20) The Company's Current Report on Form 8-K dated October 22, 1997 and filed October 28, 1997.


     All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephonic requests for copies should be directed to Crescent Real Estate Equities Company, 777 Main Street, Suite 2100, Fort Worth, Texas, 76102, Attention: Company Secretary (telephone number: (817) 877-0477).

                                    EXPERTS

     The financial statements and schedule incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


     The financial statements incorporated in this Prospectus by reference to the Company's Current Reports on Form 8-K (i) dated January 29, 1997 and filed on March 24, 1997, as amended on April 9, 1997, April 24, 1997, May 23, 1997 and July 2, 1997, (ii) dated February 28, 1997 and filed on March 17, 1997, as amended on March 21, 1997, (iii) dated June 20, 1997 and filed on September 30, 1997, as amended on October 1,

1997, (iv) dated September 22, 1997 and filed on September 30, 1997, as amended on October 1, 1997, (v) dated September 30, 1997 and filed on September 30, 1997, as amended on October 1, 1997 and (vi) dated October 22, 1997 and filed October 28, 1997, respectively, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.


                                 LEGAL MATTERS

     The legality of the issuance of the Shares will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
The Company...........................    2
Risk Factors..........................    2
Recent Developments...................    6
Use of Proceeds.......................    8
Selling Shareholders..................    8
Plan of Distribution..................   10
Available Information.................   11
Incorporation of Certain Documents by
  Reference...........................   11
Experts...............................   12
Legal Matters.........................   13


======================================================

======================================================

                                6,110,000 SHARES
                                [CRESCENT LOGO]
                                 COMMON SHARES
                                   PROSPECTUS

                                OCTOBER   , 1997

======================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be incurred in connection with the issuance and distribution of the Common Shares covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:


Registration Fee............................................      $ 72,846
Printing, Engraving and Filing Expenses.....................      $ 12,500
Accounting Fees and Expenses................................      $  1,000
Legal Fees and Expenses.....................................      $ 12,500
Miscellaneous...............................................      $  1,500
                                                                  --------
Total.......................................................      $100,346
                                                                  ========



ITEM 15. INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS.


     The Company's Restated Declaration of Trust (the "Declaration of Trust") provides that no trust manager shall be liable to the Company for any act, omission, loss, damage, or expense arising from the performance of his duties to the Company save only for his own willful misfeasance or willful malfeasance or gross negligence. In addition to, but in no respect whatsoever in limitation of the foregoing, the liability of each trust manager for monetary damages shall be eliminated to the fullest extent permitted by applicable law. The Declaration of Trust also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

     The Company's Declaration of Trust provides that the trust managers and officers shall be indemnified to the maximum extent permitted by Texas law. Under current Texas law, the trust will indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer if it is determined that the person (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a trust manager or officer of the real estate investment trust, that his conduct was in the real estate investment trust's best interests; and (b) in all other cases, that his conduct was at least not opposed to the real estate investment trust's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Except to the extent provided in the following sentence, a trust manager or officer may not be indemnified (i) in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (ii) in which the person is found liable to the real estate investment trust. Notwithstanding the foregoing, a person may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; provided that if the person is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust. In addition, the Company's Declaration of Trust and Bylaws require it to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his status as a trust manager or officer, provided that the Company shall have received (i) a written affirmation by the trust manager or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Declaration of Trust and Bylaws also permit the Company to provide indemnification, payment or reimbursement of expenses to any employee or agent of the Company in such capacity. The Company's Declaration of Trust and Bylaws also permit the Company to indemnify a person who was or who agreed to appear as a witness or other participant in a proceeding at a time when he is not named a defendant or respondent in the proceeding. Any indemnification, payment or reimbursement of the expenses permitted by the Declaration of Trust and Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Texas Real Estate Investment Trust Act for trust managers.

     The limited partnership agreement of the Operating Partnership contains indemnification provisions comparable to those contained in the Declaration of Trust.

     The Company carries insurance that purports to insure officers and trust managers of the Company against certain liabilities incurred by them in the discharge of their official functions.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.


EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant (filed as Exhibit 4.02 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-23005) and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
    4.04      First Amended and Restated Agreement of Limited Partnership of Crescent Real Estate
              Equities Limited Partnership dated May 5, 1994 (filed as Exhibit 10.01 to the
              Registrant's Registration Statement on Form S-11 (File No. 33-78188) and incorporated herein by reference)
    4.05      Purchase Agreement, dated as of August 11, 1997, by and among the Registrant and the
              Selling Shareholders (filed as Exhibit 4.01 to the Registrant's Current Report on Form
              8-K dated August 11, 1997 and filed August 13, 1997 and incorporated herein by reference)
    5.01      Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company (filed herewith)
   23.01      Consent of Shaw, Pittman, Potts & Trowbridge (included in its opinion filed as Exhibit
              5.01 to this Registration Statement)
   23.02      Consent of Arthur Andersen LLP, Certified Public Accountants, dated October 28, 1997
              (filed herewith)
   23.03      Consent of Arthur Andersen LLP, Certified Public Accountants, dated October 24, 1997
              (filed herewith)
  *24.01      Powers of Attorney


---------------


* Previously filed.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 28th day of October, 1997.


                                        CRESCENT REAL ESTATE EQUITIES COMPANY

                                        By:       /s/  GERALD W. HADDOCK
                                           -------------------------------------
                                                     Gerald W. Haddock
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                     SIGNATURES                                        TITLE                        DATE
                     ----------                                        -----                        ----

              /s/ RICHARD E. RAINWATER*                  Trust Manager and Chairman of the    October 28, 1997
-----------------------------------------------------      Board
                Richard E. Rainwater

                  /s/ JOHN C. GOFF*                      Trust Manager and Vice Chairman of   October 28, 1997
-----------------------------------------------------      the Board
                    John C. Goff

                /s/ GERALD W. HADDOCK                    Trust Manager, President and Chief   October 28, 1997
-----------------------------------------------------      Executive Officer (Principal
                  Gerald W. Haddock                        Executive Officer)

                 /s/ DALLAS E. LUCAS                     Senior Vice President and Chief      October 28, 1997
-----------------------------------------------------      Financial Officer (Principal
                   Dallas E. Lucas                         Financial and Accounting
                                                           Officer)

                /s/ ANTHONY M. FRANK*                    Trust Manager                        October 28, 1997
-----------------------------------------------------
                  Anthony M. Frank

               /s/ MORTON H. MEYERSON*                   Trust Manager                        October 28, 1997
-----------------------------------------------------
                 Morton H. Meyerson

                /s/ WILLIAM F. QUINN*                    Trust Manager                        October 28, 1997
-----------------------------------------------------
                  William F. Quinn

              /s/ PAUL E. ROWSEY, III*                   Trust Manager                        October 28, 1997
-----------------------------------------------------
                 Paul E. Rowsey, III

                /s/ MELVIN ZUCKERMAN*                    Trust Manager                        October 28, 1997
-----------------------------------------------------
                  Melvin Zuckerman


                                            *By:   /s/ GERALD W. HADDOCK
                                              ----------------------------------
                                                      Gerald W. Haddock
                                                       Attorney-In-Fact

                               INDEX TO EXHIBITS


EXHIBIT NO.                                   DESCRIPTION OF EXHIBIT
-----------                                   ----------------------
    4.01      Restated Declaration of Trust of the Registrant (filed as Exhibit No. 4.01 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-21905) (the "1997 Form
              S-3") and incorporated herein by reference)
    4.02      Amended and Restated Bylaws of the Registrant (filed as Exhibit 4.02 to the
              Registrant's Registration Statement on Form S-3 (File No. 333-23005) and incorporated herein by reference)
    4.03      Form of Common Share Certificate (filed as Exhibit No. 4.03 to the 1997 Form S-3 and incorporated herein by reference)
    4.04      First Amended and Restated Agreement of Limited Partnership of Crescent Real Estate
              Equities Limited Partnership dated May 5, 1994 (filed as Exhibit 10.01 to the
              Registrant's Registration Statement on Form S-11 (File No. 33-78188) and incorporated herein by reference)
    4.05      Purchase Agreement, dated as of August 11, 1997, by and among the Registrant and the
              Selling Shareholders (filed as Exhibit 4.01 to the Registrant's Current Report on Form
              8-K dated August 11, 1997 and filed August 13, 1997 and incorporated herein by reference)
    5.01      Opinion of Shaw, Pittman, Potts & Trowbridge as to the legality of the securities being registered by Crescent Real Estate Equities Company (filed herewith)
   23.01      Consent of Shaw, Pittman, Potts & Trowbridge (included in its opinion filed as Exhibit
              5.01 to this Registration Statement)
   23.02      Consent of Arthur Andersen LLP, Certified Public Accountants, dated October 28, 1997
              (filed herewith)
   23.03      Consent of Arthur Andersen LLP, Certified Public Accountants, dated October 24, 1997
              (filed herewith)
  *24.01      Powers of Attorney


---------------


* Previously filed.